Exhibit 10.8

FIRST INTERSTATE BANCSYSTEM, INC. 2015 EQUITY AND INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT (EMPLOYEES - 2018)

This Restricted Stock Grant Agreement (“Agreement”) is made and entered into as of the Grant Date specified below between First Interstate BancSystem, Inc., a Montana corporation (the “Company”), and the below named Participant.

The Company and Participant agree as follows:

1.
Precedence of Plan. This Agreement is subject to and will be construed in accordance with the terms and conditions of the First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan will have the meaning specified in the Plan.

2.
Grant of Restricted Stock Award. Participant is hereby granted a Restricted Stock Award of the shares of Common Stock listed on the attached Notice of Restricted Stock Award (the “Shares”). In addition. Participant is granted the right to receive additional shares of Common Stock (the “Additional Shares”) as further provided in this Agreement.

3.	Vesting.

a.
Performance Vesting. To the extent that the following performance criteria are met over the period January 1, 2018 through December 31, 2020 (the “Performance Period”), the Shares will vest and the Additional Shares will be issued on March 15, 2021 (the “Vesting Date”):

i.
The proportion of Shares that will vest and Additional Shares that will be issued will be based one-half on the percentile ranking of the Company over the Performance Period, relative to the Comparator Banks, as defined below for each of the following metrics (1) Total Shareholder Return (TSR), and (2) return on average equity (ROAE). ROAE will be calculated as an average of the respective measure for each of the twelve quarters of the Performance Period.

ii.
“Comparator Banks” for this purpose means banks headquartered in the U.S. that are both (1) traded on NYSE, NYSE MKT or Nasdaq throughout the entire Performance Period; and (2) have total assets between 50% and 200% of the Company’s assets as of the beginning of the Performance Period. The Company itself will not be included in the set of Comparator Banks.

iii.	The TSR calculation will assume dividends paid during the Performance Period are reinvested in shares of stock.

iv.	The amount, if any, of Shares vested and Additional Shares issued will be determined as follows:

1.	If the Company’s percentile Rank is less than 35%, 0% of that portion of the Shares will vest on the Vesting Date and 0% of that portion of the Additional Shares will be issued.

2.
If the Company's percentile rank is greater than or equal to 35% and less than 50%, between 50% and 100% (the actual amount determined by linear interpolation) of that portion of the Shares will vest on the Vesting Date and 0% of that portion of the Additional Shares will be issued.

3.
If the Company’s percentile rank is greater than or equal to 50% and less than 75%, 100% of that portion of the Shares will vest on the Vesting Date and between 0% and 100% (the actual amount determined by linear interpolation) of that portion of the Additional Shares will be issued.

4.	If the Company’s percentile rank is greater than or equal to 75%, 100% of that portion of the Shares will vest on the Vesting Date and 100% of that portion of the Additional Shares will be issued.

b.
Death or Disability. If Participant separates from service due to death or disability prior to the Vesting Date, the Participant will be entitled to 100% of the Shares regardless of attainment of the performance criteria and the restrictions on such Shares described in Section 4 will be immediately removed. No Additional Shares will be issued.

c.
Retirement. If Participant separates from service due to retirement at or after age 65 prior to the Vesting Date, the Participant will remain entitled to the Shares and Additional Shares, subject to attainment of the performance criteria, on the Vesting Date.

d.
Dissolution or Reorganization. As provided in the Plan, if the Company is a party to a Reorganization Event in which the Company is not the surviving corporation, the Restricted Stock Award may be assumed or substituted with substantially equivalent awards by the acquiring or succeeding corporation in the Committee’s discretion. To the extent the Restricted Stock Award is not assumed by the acquiring or succeeding corporation, the Committee may provide that (1) the Restricted Stock Award will vest in whole or in part prior to or upon consummation of the Reorganization Event, or (2) that the Restricted Stock Award will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights as of the date of the occurrence of the Reorganization Event (and if as of the date of the occurrence of the Reorganization Event the Committee determines in good faith that no amount would have been attained upon the realization of the Participant’s rights, then such Restricted Stock Award may be terminated by the Company without payment).

e.
Termination of Continuous Service in Connection with Change in Control. In the event of a Participant’s termination of Continuous Service by the Company without Cause or the Participant’s voluntary termination of Continuous Service for Good Reason during the 24-month period following a Change in Control, then:

i.
the Shares will vest at the greater of (1) 100%, or (2) the percentage that would vest using actual performance as of the date of the Change in Control, and Additional Shares will be issued if actual performance as of the date of the Change in Control meets the levels set forth above, and

ii.	all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

4.	Restrictions and Forfeiture.

a.	Restricted Period. The Shares are subject to the restrictions described in this Section 4 during the period between the Grant Date and Vesting Date (the “Restricted Period”).

b.
Forfeiture. Except as provided in paragraphs b, c, d, and e of Section 3 above, in the event that Participant terminates Continuous Service with the Company during the Restricted Period, all of the Shares will be forfeited to the Company as of the date of termination of Continuous Service. In addition, to the extent that any of the performance criteria are not satisfied as of the Vesting Date, any unvested Shares will be forfeited to the Company as of the Vesting Date.

c.
Clawback. Participant acknowledges and agrees that, if Participant is a reporting person of the Company under Section 16 of the Securities Exchange Act of 1934, as amended, any Shares or Additional Shares issued pursuant to this Agreement are subject to the First Interstate BancSystem Clawback Policy, as amended from time to time (the “Policy”, a current copy of which, if applicable, has been provided), which, among other things, authorizes and empowers the Company to recoup any and all Shares or Additional Shares issued pursuant hereto, to the extent Company deems it necessary or appropriate to comply with laws and regulations regarding compensation recapture, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. To the extent applicable, Participant hereby agrees to abide by the terms of the Policy.

5.
Stock Register and Certificates. The Shares and Additional Shares may be issued in book entry form. If so, the Company will cause the transfer agent for the Company’s shares of Common Stock to make a book entry record showing ownership for the Shares in Participant’s name subject to the terms and conditions of this Agreement. Participant will be issued an account statement acknowledging Participant’s ownership of the Shares.

6.
Rights with Respect to Shares. Participant has the right to vote the Shares (to the extent of the voting rights of said Shares, if any), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Shares, except as set forth in this Agreement and the Plan.

Participant does not have the right to vote the Additional Shares, unless and until such Additional Shares are awarded on the Vesting Date. In addition, Participant does not have the right to exercise any other rights, powers and privileges of a holder of Common Stock with respect to the Additional Shares, except as specifically set forth in this Agreement and the Plan.

7.
Responsibility for Taxes. Participant may complete and file with the Internal Revenue Service an election in substantially the form attached hereto as Exhibit A pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of the Shares, without regard to the vesting restrictions set forth in this Agreement. Participant will be responsible for all taxes associated with the acceptance of the Restricted Stock Award, including any tax liability associated with the representation of fair market value if the election is made pursuant to Section 83(b).

8.	General Provisions.

a.
Withholding. Participant must reimburse the Company, in cash, by certified or bank cashier’s check, or any other form of legal payment permitted by the Company for any federal, state or local taxes required by law to be withheld with respect to the vesting of the Shares and the issuance of the Additional Shares. The Company has the right to deduct from any salary or other payments to be made to Participant any federal, state or local taxes required by law to be so withheld. The Company’s obligation to deliver the Shares and Additional Shares upon vesting is subject to the payment by Participant of any applicable federal, state and local withholding tax.

b.
Data Privacy. In order to administer the Plan, the Company may process personal data about the Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Participant gives explicit consent to the Company to process any such personal data.

c.
Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Participant agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Participant in an electronic format. If at any time Participant would prefer to receive paper copies of these documents, as Participant is entitled to, please contact AST Equity Plan Solutions at (201) 460-1200 to request paper copies of these documents.

d.
Fractions. To the extent that a fractional number of Shares vest or that the Company is obligated to issue a fractional number of Additional Shares, such number will be rounded down to the nearest whole share number.

e.
Receipt of Plan. By entering into this Agreement, Participant acknowledges (i) that he or she has received and read a copy of the Plan and (ii) that this Agreement is subject to and will be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

f.	Legends. Restricted Stock awarded under the Plan will bear a legend in such form as the Company deems appropriate.

g.
Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement may be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the service of the Company, or of the Company to continue Participant in the service of the Company.

h.	Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

i.
Interpretation. The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement will be made by the Company, and all such interpretations, constructions and determinations will be final and conclusive as to all parties. This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which will be deemed to be one and the same instrument, and it is sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement in any way.

j.
Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of the State of Montana. The parties agree that any action brought by either party to interpret or enforce any provision of the Plan or this Agreement must be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the District of Montana.

IN WITNESS WHEREOF, the Company, by a duly authorized officer of the Company, and Participant has executed this Agreement effective as of the Grant Date as stated.

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Title:	President and CEO	Participant Signature

Address:	401 North 31st
Billings, MT 59116

Notice of Restricted Stock Award of First Interstate BancSystem, Inc.

Company Name:	First Interstate BancSystem, Inc.

Plan:	2015 Equity and Incentive Plan

Participant ID:

Participant Name:

Participant Address:

Grant/Award Type:	Restricted Stock Award (performance based vesting)

Grant Award at Target:

Grant/Award Date:

Performance Period:	January 1, 2018 through December 31, 2020

Vesting Schedule

Vesting Date	Vesting Percent
March 15, 2021	Based on performance criteria as described in agreement.